Footnote continued


                                                                  Rule 424(b)(3)
                                            File Nos. 333-55536 and 333-55536-01
PRICING SUPPLEMENT NO. 33 DATED November 13, 2001
(To Prospectus Dated March 13, 2001, as Supplemented March 15, 2001)

                                                    COUNTRYWIDE HOME LOANS, INC.
                           Medium-Term Notes, Series J
                   Due Nine Months or More From Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                                             COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                Fixed Rate Notes


Trade Date:                November 13, 2001                  Book Entry:    |X|
Issue Price:               100%                               Certificated:  |_|
     Original Issue Date: November 16, 2001 Principal Amount: $100,000,000.00 Stated Maturity Date: November 15, 2002 Net Proceeds: $99,950,000.00

Interest Rate:2.305%
Specified Currency:        U.S. Dollars


Exchange Rate Agent:       N/A


Agent:                     Countrywide Securities Corporation

Minimum Denomination:      $1,000
Interest Payment Dates:    At Maturity
Record Dates: 15 days prior to the Interest Payment Date.

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     | | The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:  N/A                     Optional Repayment Dates:
     Initial Redemption Percentage: N/A
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |  |

Additional/Other Terms:



         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loan's other unsecured and unsubordinated indebtedness. As of August 31, 2001, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $10,153,052 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of that date, Countrywide Home Loans had $14,884,831,881 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.